Exhibit 99.1

IMMEDIATE

Dana Incorporated Significantly Reduces Operating Costs, Secures $500 Million of Incremental Liquidity, and Temporarily Suspends Quarterly Dividend

MAUMEE, Ohio, Apr. 16, 2020 – Dana Incorporated (NYSE: DAN) announced today that it continues to achieve significant operation cost reductions and working capital improvements. In response to ongoing lower customer demand, the company has taken additional cost actions such as the aggressive elimination of discretionary spending and intense flexing of conversion costs across its global manufacturing facilities, including its dedicated aftermarket locations. These cost actions are in addition to compensation reductions that were enacted in April for all salaried associates and its board of directors from 20 percent up to a 50 percent reduction in the chief executive officer’s compensation.

“These additional cost-flexing actions are aiding us in aligning our cost structure with the reduced production volumes across the mobility markets,” said James Kamsickas, chairman and CEO of Dana. “We continue to prioritize the safety of our employees and service to our customers, and we have the operational flexibility needed to be responsive during this difficult situation.”

The company also announced today that it has entered into a new credit facility (“Bridge Facility”) and amended its existing senior credit facility (“Senior Credit Facility”), which includes its existing revolving credit facility and term loan facilities. The Bridge Facility has a 364-day term and is intended to provide access to additional liquidity should the company need it and can be terminated at the company’s option at any time. The amended Senior Credit Facility includes a temporary progressive alleviation of its sole financial maintenance covenant. The first lien net leverage ratio covenant will increase quarterly to a maximum of 4x at the end of 2020 and then decrease quarterly until it returns to 2x at the end of the third quarter of 2022. The Bridge Facility is in addition to the company’s Senior Credit Facility, which includes a $1 billion revolving credit facility under which the company has drawn $300 million as of March 31.

The company also announced that it will temporarily suspend its common stock dividend.

Jonathan Collins, executive vice president and CFO of Dana, stated, “We have taken these actions out of an abundance of caution to guarantee our access to liquidity. The strength of our balance sheet and capital structure offers us flexibility and security as we navigate through these challenging times.”

The company had approximately $650 million in cash and marketable securities as of March 31, and currently has $679 million available on its committed revolving credit facility, as well as $500 million on its new Bridge Facility for total liquidity of more than $1.8 billion. The company notes that it has no meaningful debt maturities before 2024.

Dana will provide an update on market conditions on its first-quarter earnings call.

Citibank, Barclays, BMO Capital Markets, BofA Securities, Credit Suisse, Goldman Sachs, JP Morgan Chase, and RBC Capital Markets acted as joint lead arrangers and joint book-runners.

Forward-Looking Statements

Certain statements and projections contained in this news release are, by their nature, forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates, and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as

“anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” and similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties, and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

Dana’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss important risk factors that could affect our business, results of operations and financial condition. The forward-looking statements in this news release speak only as of this date. Dana does not undertake any obligation to revise or update publicly any forward-looking statement for any reason.

About Dana Incorporated

Dana is a world leader in providing power-conveyance and energy-management solutions that are engineered to improve the efficiency, performance, and sustainability of light vehicles, commercial vehicles, and off-highway equipment. Enabling the propulsion of conventional, hybrid, and electric-powered vehicles, Dana equips its customers with critical drive and motion systems; electrodynamic technologies; and thermal, sealing, and digital solutions.

Founded in 1904, Dana employs more than 36,000 people who are committed to delivering long-term value to their customers, which include nearly every vehicle manufacturer in the world. Based in Maumee, Ohio, USA, and with locations in 34 countries across six continents, the company reported sales of $8.6 billion in 2019. Having established a high-performance culture that focuses on its people, the company has earned recognition around the world as a top employer. Learn more at dana.com.

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Media Contact:	Jeff Cole
+1-419-887-3535
jeff.cole@dana.com

Investor Contact:	Craig Barber
+1-419-887-5166
craig.barber@dana.com

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